EXHIBIT 2.1

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------

                            Relating to the Merger of

                            INGEN TECHNOLOGIES, INC.
                            ------------------------

                                      Into

                     CREATIVE RECYCLING TECHNOLOGIES, INC.
                     -------------------------------------

                             Dated, March 15, 2004

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------

This PLAN AND AGREEMENT OF MERGER ("Agreement") entered into this 29th day of March, 2004, by and among INGEN TECHNOLOGIES, INC., a Nevada corporation ("ITI") and CREATIVE RECYCLING TECHNOLOGIES, INC., a Georgia corporation ("CRTZ"). (ITI And CRTZ are sometimes collectively referred to herein as the "Constituent Corporations").

                            BACKGROUND OF AGREEMENT
                            -----------------------

WHEREAS, ITI is a corporation organized under the laws of the State of Nevada. ITI has authorized capital of 15,000,000 shares of common stock, par value $0.01 per share, of which approximately 13,778,600 shares are issued and outstanding.

WHEREAS, CRTZ is a corporation organized under the laws of the State of Georgia. The authorized stock of CRTZ consists of 1,800,000,000 shares of common stock Class A authorized, with no par value, of which 10,844,190 shares are validly issued and outstanding; Common Stock Class B, no par value, 200,000,000 shares authorized, 200,000 shares issued and outstanding; Preferred Stock, Series A, convertible, 20 shares authorized, 14 shares issued and outstanding: and, Preferred Stock, Series B Convertible, stated value $15.00, 12,000 shares authorized, 2,918 issued and outstanding.

WHEREAS, ITI proposes to merge into CRTZ, with shareholders of ITI (sometimes hereinafter referred to as "Shareholders") surrendering their ITI stock in exchange for common stock of CRTZ.

WHEREAS, the Boards of Directors of ITI and CRTZ have determined that a merger of ITI into CRTZ is in the best interests of ITI and CRTZ, and such companies desire to set forth in this Agreement their entire agreement respecting such merger (sometimes hereinafter "Merger").

WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                     MERGER

SECTION 1.1    CLOSING.

The closing of the transaction contemplated by this Agreement shall take place no later than one (1) business day after all conditions necessary to consummate the Merger, as provided in this Agreement, have been complied with and the approvals described in Section 4.1 and 4-2 have been obtained ("Closing") at the offices of Ingen Technologies, Inc. 285 E. County Line Rd., Calimesa, CA 92320 or such other place or date as the parties hereto may agree to in writing, at which time the documents referred to in Articles VIII and IX will he exchanged and, immediately thereafter, the filing of a Certificate of Merger and Articles of Merger (as described in Section 4.3) will be performed.

SECTION 1.2    MERGER.

ITI and a wholly owned subsidiary of CRTZ ("Merger Subsidiary") shall be merged on the Effective Date, as defined in Section 4.4, into a single corporation in accordance with the applicable provisions of the Nevada Corporation Code, by ITI merging into Merger Subsidiary. the surviving corporation. (The Merger Subsidiary shall sometimes hereinafter be referred to as the "Surviving Corporation"). The separate existence of ITI shall cease upon the Effective Date, and the Merger Subsidiary of CRTZ shall thereafter pass all of the rights, privileges, immunities, powers, licenses, permits and franchises, both of public and private nature, and all the property, real, personal and mixed, all debts due on any account and all choices in action belonging to or inuring to either of the Constituent Corporations, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

Any claim existing or action or proceeding pending by or against either of the Constituent Corporations maybe prosecuted as if the Merger had not taken place or CRTZ may he substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

                                   ARTICLE II

                    ARTICLES, BYLAWS, D1RECTORS AND OFFICERS
                    ----------------------------------------

SECTION 2.1    MERGER SUBSIDIARY ARTICLES AND BYLAWS.

The Articles of Incorporation and Bylaws of Merger Subsidiary as in effect on the Effective Date shall continue in full force and effect, unless and until subsequently amended, as the articles of incorporation and bylaws of the Surviving Corporation. However, CRTZ shall change its corporate name to "Ingen Technologies, Inc.".

SECTION 2.2    CRTZ'S DIRECTORS AND OFFICERS.

The directors and officers of CRTZ in office on the Effective Date shall resign as the directors and officers of the Surviving Corporation upon the Closing hereunder and their successor shall be duly elected and qualified pursuant to
Section 2.3 below.

SECTION 2.3    ITI REPRESENTATION ON CRTZ BOARD.

Upon Closing hereunder and consummation of the Merger, the individuals who shall serve as the Board of Directors of CRTZ in accordance with the Bylaws of the Surviving Corporation shall be Scott R. Sand, Chairman and CEO, and Thomas J. Neavitt, Secretary.


                                  ARTICLE III

                CONVERSION, EXCHANGE AND CANCELLATION OF SHARES
                -----------------------------------------------

SECTION 3.1    CRTZ CAPITAL STOCK.

As of Closing hereunder, there shall be a total of 14,344,190 shares of Common Series A CRTZ capital stock and no other common series or preferred stock outstanding before issuance of stock to holders of ITI common stock as a result of the subject Merger.

Upon the Effective Date, each share of common stock of ITI which shall be issued and outstanding immediately prior thereto, other than Dissenting Shares as defined in Section 3.5, by reason of the Merger shall be converted automatically into the right to receive a preferred share that is equal to five (5) shares of CRTZ common stock for each one (1) share of common stock of ITI held immediately prior thereto. The CRTZ Stock shall be registered in the name of, and in each case delivered to, the holder of such ITI common stock on the Effective Date or thereafter (as provided in Section 3.3 hereof) upon surrender of their share certificate(s) of ITI stock (ITI Certificate) in proper form endorsed in blank, or such lost certificate affidavits and bonds as are deemed appropriate by CRTZ's officers.

SECTION 3.2    TREASURER SHARES.

Each share of ITI common stock, if any, held in the treasury of ITI shall, by virtue of the Merger, be canceled and cease to exist, and no payment shall be made with respect to such stock.

SECTION 3.3    EXCHANGE OF SHARES.

(a) DEPOSIT OF STOCK. On the Effective Date, or promptly thereafter, CRTZ shall make available, by transferring to the Surviving Corporation or its stock transfer agent shares of CRTZ stock issued in exchange for outstanding shares of common stack of ITI.

(b) SURRENDER AND EXCHANGE OF CERTIFICATES. On the Effective date or as soon as practicable thereafter, the CRTZ shall mail to each holder of record of ITI Certificates and CRTZ Certificates (i) a form letter of transmittal, and (ii) instructions for the surrender of the ITI Certificate and the old CRTZ Certificates in exchange for new certificates representing renamed and merged CRTZ and Ingen Technologies, Inc. Stock.

Upon surrender of the ITI Certificate and the old CRTZ Certificates to the Surviving Corporation for cancellation or, if an Exchange Agent has been designated, to the Exchange Agent or to another agent or agents selected by ITI, together with the letter of transmittal, duly executed and completed, the holder of the ITI Certificate shall be entitled to receive, in exchange, a certificate representing that number of shares of CRTZ Stock into which the shares of ITI Stock represented by the surrendered certificates were converted under the provisions of this Article III, and the surrendered ITI Certificate shall forthwith be canceled. The holder of old CRTZ Certificates will be issued a new Certificate for the equal number of shares surrendered.

(c) DIVIDENDS. No dividends or other distributions in respect of CRTZ Stock declared after the Effective Date for CRTZ Stock and payable to holders of record after the Effective date shall be paid to the holder of any unsurrendered ITI Certificate for the shares of CRTZ Stock until the holder of record surrenders the ITI Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a ITI Certificate, the holder shall be entitled to receive any dividends or other distributions, without interest, which previously became payable for shares of CRTZ Stock represented by the ITI Certificate.

(d) SHARE TRANSFERS PRIOR TO EXCHANGE. If any certificate representing shares of CRTZ Stock is to be in a name, other than that in which the ITI Certificate surrendered is registered, it shall be a condition of such registration that the surrendered ITI Certificate shall be properly endorsed or otherwise in proper form for transfer. In addition. the person requesting such registration shall pay any transfer or other taxes required by reason of the payment to a person other then the registered holder of the surrendered ITI Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

(e) EFFECT OF SHARE EXCHANGE. All shares of CRTZ Stock for which shares of common stock of ITI are exchanged shall be deemed to have been issued in full satisfaction of all rights pertaining to the exchanged shares of common stock of ITI.

(f) FRACTIONAL SHARES. No fractional shares of CRTZ Stock will be issued in connection with the exchange, and no certificate for a fractional share of CRTZ Stock will be issued. Each holder of a ITI certificate shall receive the number of whole shares to which the holder is entitled under Section 3.1 of this Agreement, rounded up or down to the nearest whole number or, if the fraction is equal to 0.5, to the next greatest whole number. Each holder of an ITI Certificate shall receive at least one share of CRTZ stock.

(g) COMPANY STOCK TRANSFER BOOKS. After the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of common stork of ITI which were outstanding immediately prior to the Effective Date. If, after the Effective Date, ITI Certificates representing ITI common stock shares are presented to the Surviving Corporation, they shall be canceled and exchanged for CRTZ Stock as provided in this Article III.

SECTION 3.4    ADJUSTMENTS.

If, between the date of this Agreement and the Effective Date the outstanding shares of common stock of ITI (13,778,600 shares) or the CRTZ Stock (10,844,190 shares), as the case may be, change into a different number of shares or a different class by reason of any issuance or cancellation of shares or any reclassification, recapitalization, split-up. combination, exchange of shares or readjustment, or due to a stock dividend declared with a record date within said time period ("Adjustment Event"), then the number and class of shares of CRTZ Stock to be issued and delivered in the Merger in exchange for each outstanding share of common stock of ITI shall be appropriately adjusted upon the Adjustment Event.

SECTION 3.5    DISSENTING SHARES.

Notwithstanding anything in this Agreement to the contrary, except as otherwise provided by applicable law, shares of common stock of ITI that are outstanding immediately prior to the Effective Date and that are held by stockholders who, prior to the taking of the vote of the stockholders of ITI on the Merger, have filed with ITI a written objection to the Merger, who have not voted the shares in favor of the Merger, and who, after the taking of the vote, properly demanded payment for the shares in accordance with the Maryland Corporation Code (the "Dissenting Shares") shall not be exchangeable for the right to receive the consideration provided in Section 3.1 of this Agreement. The holders of Dissenting Shares shall be entitled to payment for the shares under the applicable provision of the Nevada Corporation Code. However, if:

(a) Any holder of Dissenting Shares subsequently delivers a written withdrawal of the holder's demand for appraisal of the shares (with the written approval of CRTZ, if the withdrawal is not tendered within 60 days after the taking of the vote), or

(b) Any holder fails to establish the holders entitlement to appraisal rights as provided in the Maryland Corporation Code. or

(c) Neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the Maryland Corporation Code, the holder or holders (as the case may be) shall forfeit the right to appraisal of the shares and the shares shall then be deemed converted into, and to have been exchanged for, as of the Effective Date, CRTZ Shares as provided in Section 3.1 of this Agreement, without interest, upon surrender of the ITI certificate representing the Dissenting Shares.


                                   ARTICLE IV

                                MERGER PROCEDURE
                                ----------------

SECTION 4.1    APPROVAL BY ITI SHAREHOLDERS.

This Agreement shall be submitted to the ITI Shareholders for their approval at a meeting to be held as soon as practicable after all disclosure filings and other legal procedures required to be done, held, performed or accomplished prior thereto have been properly and lawfully done, held, performed or accomplished.

SECTION 4.2    APPROVAL BY CRTZ SHAREHOLDERS.

This Agreement shall be submitted to the CRTZ shareholders for their approval at a meeting to be held as soon as practicable after all disclosures, filings and other legal procedures required to be done, held, performed and accomplished prior thereto have been properly and lawfully done, held, performed or accomplished.

SECTION 4.3    FILING OF ARTICLES OF MERGER.

Forthwith upon the approval of this Agreement by the Shareholders of CRTZ and ITI as provided in Sections 4.1 and 4.2 hereof and change of CRTZ's corporate name as provided in section 2.1, if the Agreement has not then been terminated pursuant to Article XI hereof, then Articles of Merger shall be filed by ITI and recorded in accordance with the General and Business Corporation Law of Maryland. Such documents, duly executed by the proper officers of the Constituent Corporations, shall be held in the interim by a law firm selected by ITI for dating and filing by that firm, without further instructions, upon being advised that the approvals referred to in Section 4.1 and 4.2 have been obtained. The function of such law firm shall be purely ministerial and each party hereto shall indemnify and hold such firm harmless from any conduct consistent herewith.

SECTION 4.4    EFFECTIVE DATE.

The Merger contemplated hereunder shall became effective at 5:00 p.m., Eastern Standard Time, on the date on which both the Certificate of Merger has been filed with the Secretary of State of Georgia and the Articles of Merger have been filed with the Secretary of State of Georgia ("Effective Date").


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF ITI
                     -------------------------------------

In order to induce CRTZ to enter into this Agreement and to consummate to the transactions contemplated hereby, ITI makes the following representations and warranties to CRTZ:

SECTION 5.1    ORGANIZATION AND GOOD STANDING.

ITI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. ITI has no subsidiary or affiliated companies. ITI has the power to carry on its business as and where conducted and is entitled to own, lease or operate its business assets. ITI has delivered to CRTZ complete and correct copies of its Articles of Incorporation, as amended, and Bylaws, as amended, and in effect on the date of this Agreement. As of the Effective Date the entire issued and outstanding capital stock of ITI shall consist of the shares of common stock referred to in Schedule 5.1 held by the Shareholders, and ITI shall not, as of such date, have any outstanding stock options, warrants, or other obligations to issue its capital stock, except as listed on Schedule 5.1.

SECTION 5.2    AUTHORIZATION OF AGREEMENT.

This Agreement and all other agreements and instruments to be executed in connection herewith have been authorized by all requisite corporate action on the part of ITI, have been duly executed and delivered by ITI and, upon approval by the Shareholders, shall constitute the legal, valid and binding obligation of ITI enforceable in accordance with their respective terms.

SECTION 5.3    OWNERSHIP OF SHARES.

The capitalization of ITI is set forth on Schedule 5.1. The Shareholders listed on Schedule 5.1 are the lawful owners of all issued and outstanding shares of capital stock of ITI in the denominations therein set forth, and have full power and authority to approve this Agreement. Each issued share is validly issued, fully paid, nonassessable and each outstanding share is entitled to one vote. No shares were issued in violation of pre-emptive rights- Such shares are owned free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, spouses' rights, encumbrances and claims of any kind or nature whatsoever, except as set forth on Schedule 5.1. As of the Effective Date, ITI shall not have any outstanding stock options, warrants, or other obligations to issue its capital stock.

SECTION 5.4    FINANCIAL STATEMENTS.

ITI is a recently operational entity and therefore has delivered to CRTZ the following unaudited financial statements for the year ending December 31, 2004;

(a) Balance Sheet
(b) Statement of Operations
(c) Statement of Shareholders' Equity

All such financial reports are true and complete as of their respective dates, and have been prepared in accordance with generally accepted accounting principles and practices consistently applied, except as otherwise indicated in the footnotes thereto. Each such report sets forth fairly and accurately as of its date ITI's financial condition, results in operations and assets and liabilities for the period then ended. Except as set forth on Schedule 5.4, on the date hereof and as of the Effective Date, there is and will have been no material adverse change in the condition of ITI since December 51, 2004.

SECTION 5.5    LITIGATION.

Except as listed on Schedule 5-5, there is no claim, action, investigation, suit or proceeding of any nature pending before any court or governmental agency, authority or body and, to the best of the knowledge of ITI, there is no such claim, action, investigation, suit or proceeding threatened or contemplated by any third party which, if it were to result in a decision adverse to ITI, would materially and adversely affect the business operations, properties, assets or conditions of ITI. Neither ITI nor its business and assets are subject to or directly affected by arty order, judgment, decree or ruling of any court or governmental agency, except any of the foregoing as they may be of general application. to businesses similar to that conducted by ITI.

SECTION 5.6    NO CONFLICT WITH OTHER INSTRUMENTS.

As of the Effective Date, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which ITI is a party.

SECTION 5.7    LICENSES AND PERMITS; GOVERNMENTAL AUTHORIZATIONS.

ITI has all licenses, franchises, permits, approvals and other governmental authorizations necessary for the conduct of its business operations.

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                                   ARTICLE VI

                   ADDITIONAL COVENANTS AND AGREEMENTS OF ITI
                   ------------------------------------------

ITI hereby Covenants and agrees to the following, the fulfillment of each of which shall constitute, at and as of the Effective Date, a condition precedent to the obligations of CRTZ hereunder:

SECTION 6.1    EXISTENCE RIGHTS AND FRANCHISES.

>From and after the date of this Agreement and until the Effective Date, ITI shall comply with all applicable laws and regulations, take all necessary actions to keep in full force and effect its existence, rights and franchises, and shall not amend its articles of incorporation or bylaws except as may be necessary to carry out the provisions of this Agreement.

SECTION 6.2    CONDUCT OF BUSINESS BEFORE THE CLOSING.

>From and after the date of this agreement and until the Effective Date:

(a) DILIGENT CONDUCT. Except as consented to by CRTZ, ITI shall conduct its business diligently in the ordinary course. ITI shall use its best efforts to preserve its business organization intact, to keep available to CRTZ the services of ITI's present officers and to preserve for the benefit of CRTZ the goodwill of ITI's suppliers, customers and others having business relations with ITI.

(b) PROPERTIES AND ASSETS. ITI shall not, without the prior written consent of CRTZ, sell or transfer any of its assets, other than in the ordinary course of business or subject any of its assets to any mortgage, pledge, lien, charge or encumbrance of any kind.

(c) CONTRACTS; LIABILITIES. ITI shall not, without the prior written consent of CRTZ; (i) amend, alter or terminate any contract to which it is a part except in the ordinary course of business, (ii) enter into or become a party to any plan, contract or agreement except in the ordinary course of business; (iii) borrow or agree to borrow any funds, or otherwise become subject to, by way of guarantee or otherwise, any obligations or liability except in the ordinary course of business and consistent with past practice; or (iv) pay or discharge any claim, liability or obligation, except in the ordinary course of business and consistent with past practice.

(d) DISTRIBUTIONS. Except as set forth on Schedule 6.2(d} hereto, ITI shall continue to not make any distributions with respect to or in redemption or partial redemption of any of its shares of capital stock, or any payment of any indebtedness to shareholders or any bonus or other increases in compensation to employees, including without limitation employees who are shareholders. except compensation in the ordinary course of business. ITI may continue any payment towards any/all promissory notes to valid shareholders.

SECTION 6.3    ACCESS AND INFORMATION.

ITI will afford to CRTZ and its counsel, accountants and other representives reasonable access to the books, records and assets of ITI and shall furnish to CRTZ and its counsel, accountants and other representatives all information which CRTZ may reasonably request.

SECTION 6.4    SHAREHOLDER APPROVAL.

ITI covenants to (i) comply with the provisions of Section 4.1 hereof; (ii) use its best efforts to take all corporate action and obtain all waivers and consents necessary to effectuate the provisions of this Agreement; (iii) use its best efforts to insure that the Shareholders approve the Merger provided for herein; and (iv) insure that each member of its Board of Directors votes his shares of ITI, and encourage all other Shareholders to vote their shares, in favor of such Merger,

                                  ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF CRTZ
                     --------------------------------------

In order to induce ITI to enter into this Agreement and to consummate the transactions contemplated hereby, CRTZ makes the following representations and warranties to ITI:

SECTION 7.1    ORGANIZATION AND GOOD STANDING; CAPITAL.

CRTZ is a Corporation duly organized and validly existing and in good standing under the laws of the State of Georgia. CRTZ has no existing subsidiary or affiliated companies, except the Merger Subsidiary to be formed pursuant to this Agreement. CRTZ has the power to carry on its business as and where conducted, and is entitled to own, lease or operate its business assets. CRTZ has delivered to ITI complete and correct copies of the articles of incorporation, as amended, and bylaws of CRTZ as in effect on the date of this Agreement. As of the Effective Date, the entire issued and outstanding capital stock of CRTZ shall consist of the shares of common stock referred to in Schedule 7.3 held by the Shareholders, and CRTZ shall not, as of such date, have any outstanding stock options, warrants or other obligations to issue its capital stock except as listed an Schedule 7.3.

SECTION 7.2    AUTHORIZATION OF AGREEMENT.

This Agreement and all other agreements and instruments to be executed in connection herewith have been duly authorized by all requisite corporate action on the part of CRTZ, have been duty executed and delivered by CRTZ and shall constitute the legal, valid and binding obligations of CRTZ enforceable in accordance with their respective terms.

SECTION 7.3    SHAREHOLDER APPROVAL.

CRTZ covenants to (i) comply with the provisions of Section 4.2 hereof; (ii) use its test efforts to take all corporate action and obtain all waivers and consents necessary to effectuate the provisions of this Agreement; (iii) use its best efforts to insure that the Shareholders approve the Merger provided for herein; and (iv) insure that each member of its Board of Directors votes his shares of CRTZ, and encourage all other Shareholders vote their shares, in favor of Such Merger.

SECTION 7.4    ISSUANCE OF CRTZ STOCK.

CRTZ has full power and authority to issue the CRTZ Stock to the Shareholders under this Agreement. When issued, the CRTZ Common Stock will be fully paid, nonassessable, each share entitled to one (1) vote, free and clear of all liens, mortgages. pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except as otherwise set forth on Schedule 7.4 and each share shall be registered and fully transferable in the public market in compliance with all securities laws and regulations.

SECTION 7.5    FINANCIAL STATEMENTS.

CRTZ has delivered to ITI the following audited financial statements for year ending June 30,1997.

(a) Balance Sheet
(b) Statement of Income
(c) Statement of Shareholders' Equity
(d) U.S. Securities Exchange Commission's Form 10KSB For The Fiscal Year Ending June 30, 1997

All such financial reports are true and complete as of their respective dates, and have been prepared in accordance with generally accepted accounting principles and practices consistently applied, except as otherwise indicated in the notes thereto. Each such report sets forth fairly and accurately as of its date CRTZ's financial condition, results of operations and assets and liabilities for the period then ended.

SECTION 7.6    LITIGATION.

Except as set forth on Schedule 7.6, as of the Effective Date there are no claims, actions, investigations, suits or proceedings pending before any court or governmental agency, authority or body and, to the best of the knowledge of CRTZ, there are no such actions, suits or proceedings threatened or contemplated by any third party which would materially and adversely affect the business operations, properties, assets or conditions of CRTZ- Neither CRTZ nor its business and assets are subject to or directly affected by any order, judgment. decree or ruling of any court or governmental agency, except any of the foregoing as they may be of general application to businesses similar to that conducted by CRTZ.

SECTION 7.7    NO CONFLICT WITH OTHER INSTRUMENTS.

As of the Effective Date, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which CRTZ is a party.

SECTION 7.9    EMPLOYEE RELATIONS.

Except as set forth in Schedule 7.8, CRTZ has no written employment agreements, collective bargaining agreements, retirement, welfare, pension, profit sharing, compensation, bonus, hospitalization, vacation or other employee benefit plan, practice, agreement or undertaking, and no oral employment contracts obligating CRTZ beyond the minimum requirements imposed on an employer under applicable state or federal law. Except as set forth an Schedule 7.8, CRTZ has not ceased operation at any facility or withdrawn from or terminated any pension plan or other employee benefit plan in a manner which could subject it to liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

SECTION 7.9    LIABILITIES AND CONTRACTUAL COMMITMENTS.

Except as reflected on the financial statements listed in Section 7.5 or in any other schedule or exhibit to, or provisions of this Agreement, and other than open purchase orders and other obligations entered into in the ordinary course of business, CRTZ has no undisclosed liabilities or contractual commitments, whether accrued, absolute, contingent or otherwise, to any third party or any shareholder, director or employee of CRTZ, other than those set forth on
Schedule 7.9.

SECTION 7.9    BROKERAGE AND FINDER'S FEES.

There is no broker, investment banker or finder involved on behalf of or by CRTZ or any of its officers or directors, in connection with the transaction contemplated under this Agreement. To the extent of any such claims contrary to this representation, CRTZ shall be responsible for same.

                                  ARTICLE VIII

                        COVENANTS AND AGREEMENTS OF CRTZ
                        --------------------------------

CRTZ hereby covenants and agrees to the following, the fulfillment of each of which shall constitute a condition precedent to the obligations of ITI hereunder.

SECTION 8.1    CORPORATE EXISTENCE, RIGHTS AND FRANCHISES.

Between the date hereof and the Effective Date, CRTZ shall take all necessary actions to keep in full force and effect its corporate existence, rights and franchises. CRTZ shall by the Effective Date have changed its name from "CREATIVE RECYCLING TECHNOLOGIES, INC." to "INGEN TECHNOLOGIES, INC. CORPORATION."

SECTION 8.2    ACCESS AND INFORMATION.

CRTZ will afford to ITI, its counsel, accountants and other representatives reasonable access to the books, records, and assets of CRTZ and shall furnish to ITI and its counsel, accountants, and other representatives all information which ITI may reasonably request.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF CRTZ
                  --------------------------------------------

The Closing shall not take place unless all of the following conditions not waived by CRTZ have been fulfilled before, or will be fulfilled on, the Effective Date.

SECTION 9.1    CORRECTNESS OF REPRESENTATIONS AND WARRANTIES.

All the representations and warranties of ITI contained in this Agreement shall be true and accurate in all material respects on the Effective Date with the same material effect as if made on the Effective Date, and CRTZ shall have received a certificate to that effect dated the Effective Date and executed by the President of ITI.

SECTION 9.2    PERFORMANCE OF COVENANTS AND AGREEMENTS.

All of the covenants and agreements of ITI contained in this Agreement and required to be performed before the Effective Data shall have been performed in all material respects, and CRTZ shall have received a certificate to that effect dated the Effective Date executed by the President of ITI.

SECTION 9.3    APPROVALS.

(a) SHAREHOLDERS. This Plan and Agreement of Merger shall have been duly approved by the vote of the Shareholders in accordance with applicable law and the Articles of Incorporation and Bylaws of ITI.

(b) THIRD PARTIES: REGULATORY BODIES. All notices to, declarations of filing with and authorizations, consents, orders, registrations, or approvals ("Approvals") from, third parties and governmental agencies (copies of which shall be provided to the other parties) required to complete the transactions contemplated or planned pursuant to this Agreement or necessary to maintain in full force and effect all agreements under which ITI operates or is bound shall have been delivered, made or obtained.

(c) COMPANY BOARD OF DIRECTORS. All action required to be taken by the Board of Directors of ITI to authorize the execution, delivery and performance of this Agreement and the completion of the transactions planned under this Agreement have been duly and validly taken by the Board of Directors of ITI.

SECTION 9.4    DELIVERY OF DOCUMENTS BY ITI.

CRTZ shall have received on or prior to the Effective Date copies of all stock books, minute books. tax returns, financial records, and all material agreements, records and documents pertaining to the business and organization of ITI.


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

SECTION 9.5    ADVERSE CHANGES.

No material adverse changes shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, sales, customer list, operations, or prospects or ITI since the date of the financial statements contained in Schedule 5.4.

SECTION 9.6    NO GOVERNMENTAL PROCEEDING OR LITIGATION.

No suit, action, investigation, inquiry or other proceeding by any governmental body has been instituted or threatened which questions the validity or legality of the transactions planned under this Agreement or which, if successfully asserted, would otherwise have a material adverse effect on the conduct of ITI's business assets or on its properties, or would impose any material limitation on the ability of CRTZ effectively to exercise full rights of ownership of ITI or the assets or business of ITI.

                                   ARTICLE X

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF ITI
                   ------------------------------------------


The Closing shall not take place unless all of the following conditions not waived by ITI have been fulfilled before, or will be fulfilled on, the Effective
Date:

SECTION 10.1   CORRECTIVENESS OF REPRESENTATIONS AND WARRANTIES.

All the representations and warranties of CRTZ contained in this Agreement shall be true and accurate in all material respects on the Effective Date with the same material effect as if made on the Effective Date, and ITI shall have received a certificate to that effect dated the Effective Date and executed by the President of CRTZ.

SECTION 10.2   PERFORMANCE OF COVENANTS AND AGREEMENTS.

All of the covenants and agreements of CRTZ contained in this Agreement and required to be performed before the Effective Date shall have been performed in all material respects. and ITI shall have received a certificate to that effect dated the Effective Date executed by the President of CRTZ.

SECTION 10.3   RESOLUTIONS OF CRTZ.

All action required to be taken by the Board of Directors of CRTZ to authorize the execution, delivery and performance of this Agreement and the completion of the transaction planned under this Agreement have been duly and validly taken by the Board of Directors of CRTZ.

SECTION 10.4   APPROVALS.

The requisite approval of the Shareholders of CRTZ has been obtained, and the other notices, declarations, filings, authorizations, consents, orders, and approvals referred to in Section 9.3 (copies of which be provided to the other parties) have been delivered, made or obtained.

SECTION 10.5   ADVERSE CHANGES.

No material adverse changes shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, operations, or prospects of CRTZ taken as a whale since the date of CRTZ's financial statements listed in Schedule 7.4.


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

SECTION 10.6   NO GOVERNMENTAL PROCEEDING OR LITIGATION.

No suit, action, investigation, inquiry or other proceeding by any governmental body has been instituted or threatened which questions the validity or legality of the transactions planned under this Agreement or which, if successfully asserted, would otherwise have a material adverse effect on the conduct of CRTZ's business assets or on its properties. ITI shall cooperate with CRTZ in using their reasonable efforts to satisfy any such condition to completion of the Merger.


                                   ARTICLE XI

                                  TERMINATION
                                  -----------

In the event that either CRTZ or ITI shall refuse to close the transactions contemplated in this Agreement by reason of the failure of any condition precedent to closing set forth in Articles IX and X (absent waiver by the applicable party thereunder), then this Agreement shall terminate and nether party shall have any obligation or liability to the other hereunder by reason of any provision hereof or any actions taken in contemplation or anticipation of the Closing.


                                  ARTICLE XII

                                INDEMNIFICATION
                                ---------------


SECTION 12.1   INDEMNIFICATION BY CRTZ.

>From and after the Closing, CRTZ and its successors and assigns shall indemnify and hold ITI and its' directors, officers, employees, agents, counsel, assigns or representatives harmless from and against any and all losses, liabilities, obligations, damages (whether actual, punitive or consequential), deficiencies, costs or expenses (including interest, penalties and reasonable attorney's fees and disbursements), arising from, asserted against or associated with:

(a) A breach of any representation or warranty made by CRTZ herein;
(b) Failure by CRTZ to perform any covenant, obligation or agreement made herein; or
(c) The past, present or future operations of CRTZ.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

SECTION 13.1   APPLICATION.

This Agreement shall be construed and enforced in accordance with the laws of the slate of Nevada, except as to any technical Maryland requirement of corporate merger pertaining to ITI.

SECTION 13.2   NOTICES.

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when (i) hand delivered; (ii) sent by telegram, telecopier, telex or wire following by confirmatory letter, or (iii) sent by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest, or their assignees at the following addresses {or at such other addresses as the parties may designate by like written notice):

CRTZ:     Edward T. Whelan
          224 Middle Road
          Hazlet, NJ 07730

ITI:      Scott R. Sand
          Chairman and CEO
          Ingen Technologies, Inc.
          285 E. County Line Rd.
          Calimesa, CA 92320


SECTION 13.3   PAYMENT OF EXPENSES.

Each party shall pay all fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery and completion of this Agreement and the transactions contemplated hereunder.

SECTION 13.4   ASSIGNMENT.

This Agreement shall not be assignable by any party without the written consent of the other party hereto.

SECTION 13.5   AMENDMENT AND WAIVER.

Subject to the applicable law, this Agreement may be amended, modified, and supplemented at any time prior to or at the closing, whether before or after the votes of the shareholders of ITI and CRTZ, by written agreement approved by the Board of Directors of CRTZ and ITI; provided, however, that after the votes of shareholders of CRTZ and ITI no such amendment, modification or supplement may be made which in any way materially adversely affects the rights of any class of shareholders without a further vote by affected shareholders to approve such amendment, mortification or supplement.

The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

SECTION 13.6   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made hereunder by the parties hereto shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All representations and warranties herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

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

SECTION 13.7   COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 13.8   CAPTIONS.

Captions used herein are far convenience of reference only; such captions are not a part hereof and shall not be used in construing this Agreement.

SECTION 13.9   REFERENCES TO SECTIONS.

References to articles and sections therein include all subsections subsidiary to the sections referred to.

SECTION 13.10  ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties regarding the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement shall be valid or binding.

SECTION 13.11  WORD MEANINGS.

Arty reference herein to the singular form of a word shall include reference to the plural form thereof, and any reference herein to the plural form of a word shall include reference to the singular form thereof, as the context may require. Words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

SECTION 13.12  EXHIBITS, SCHEDULES AND ATTACHMENTS.

Each exhibit, schedule and attachment to this Agreement is incorporated herein by reference for all purposes.

SECTION 13.13  FURTHER ASSURANCES, DOCUMENTS.

Each party hereto agrees to use their best efforts to perform any further act, to cooperate with the other parties and to execute, deliver and file any further documents and instruments that may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be signed by their respective duly authorized officers on the date first mentioned above.

Creative Recycling Technologies, Inc.

BY: /s/ Edward T. Whelan
    -----------------------------
    Edward T. Whelan, President


Ingen Technologies, Inc.


BY: /s/ Scott R. Sand
    -----------------------------
    Scott R. Sand, Chairman & CEO

                               LIST OF SCHEDULES
                               -----------------

Schedule 5.1 Shares and Shareholders d ITI Common Stock issued as of Effective Date

Schedule 5.4        ITI Financial Statements - Material Changes, if any

Schedule 5.5        Litigation - ITI

Schedule 6.2(d) ITI Contemplated Distributions With Respect to Stock/Indebtedness to Shareholders, etc.

Schedule 7.4 Shares and Shareholders of CRTZ Common Stock Issued as of Effective Date

Schedule 7.5        CRTZ Financial Statements - Material Changes, if any

Schedule 7.6        Litigation - CRTZ

Schedule 7.9        CRTZ Liabilities Other Than Shown on Financial Statements